Exhibit 99.1

Contacts:
Dan Petro, CFA, Treasurer and Director of Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard Lascar Investor Relations / (713) 529-6600

Pioneer Energy Services
Reports Fourth Quarter 2017 Results
SAN ANTONIO, Texas, February 16, 2018 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended December 31, 2017. Notable items and recent developments include:

•
Entered into a new $175 million term loan and a $75 million revolving asset-based lending facility in November, which provides improved liquidity, less restrictive covenants, and extended debt maturities.

•	Domestic drilling services utilization was 100% with an average margin per day of $9,411 in the fourth quarter.

•	In Colombia, the seventh drilling rig is preparing to mobilize to begin operations early in the second quarter, which will lead to approximately 87% utilization.

•	Coiled tubing revenue increased 29%, and generated 24% gross margins in the fourth quarter.

•	Completed another year of safety excellence with a Total Recordable Incident Rate of less than 1.0.
Consolidated Financial Results
Revenues for the fourth quarter of 2017 were $126.3 million, up 8% from revenues of $117.3 million in the third quarter of 2017 (“the prior quarter”) and up 77% from revenues of $71.5 million in the fourth quarter of 2016 (“the year-earlier quarter”). The increase from the prior quarter is primarily attributable to an increase in drilling activity in Colombia, where we ended the year with six drilling rigs working.

Net loss for the fourth quarter of 2017 was $12.6 million, or $0.16 per share, compared with net loss of $17.2 million, or $0.22 per share, in the prior quarter and net loss of $36.1 million, or $0.53 per share, in the year-earlier quarter. Adjusted net loss(1) for the fourth quarter was $11.1 million, and adjusted EPS(2) was a loss of $0.14 per share as compared to adjusted net loss of $11.3 million, or an adjusted EPS loss of $0.15 per share, in the prior quarter.
The Tax Cuts and Jobs Act of 2017 was enacted in late December and significantly changed U.S. tax law by, among other things, lowering corporate income tax rates and repealing of the alternative minimum tax (“AMT”).  Due to the reduction in tax rates, net deferred tax assets were re-valued resulting in a tax expense which was then fully offset by a reduction of the valuation allowance.  Additionally, the repeal of the AMT resulted in a $5.4 million tax benefit for the year-ended December 31, 2017 due to a reduction in the valuation allowance.
Fourth quarter adjusted EBITDA(3) was $17.0 million, up from $14.0 million in the prior quarter as two additional rigs were mobilized in Colombia and began operations in the quarter, and up from $0.9 million in the year-earlier quarter. The increase from the year-earlier quarter was due to increased demand for all of our service offerings as the market steadily improved with increasing commodity prices throughout 2017.
Operating Results
Production Services Business
Revenue from our production services business was $76.0 million in the fourth quarter, up 2% from the prior quarter and up 86% from the year-earlier quarter. Gross margin as a percentage of revenue from our production services business was 22% in the fourth quarter, flat with the prior quarter and up when compared with 14% in the year-earlier quarter.
The increase in revenues from our production services business from the prior quarter was driven by our coiled tubing services segment, for which revenues were up 29%, reflecting increased demand and revenue rates for our large-diameter, completion-related services. As compared to the year-earlier quarter, activity and revenue rates have improved for all of our production services business segments resulting in increased revenues of 86%. Fourth quarter results for our production services business reflect the impact of icy, winter weather conditions and the usual holiday-related activity slowdown at year-end.
The number of wireline jobs completed in the fourth quarter decreased by 6% sequentially, and increased by 11% as compared to the year-earlier quarter. Well servicing average revenue per hour was $518 in the fourth quarter, down from $529 in the prior quarter and up from $481 in the year-earlier quarter. Well servicing rig utilization was 40% in the fourth quarter, 43% in the prior quarter and 40% in the year-earlier quarter. Coiled tubing revenue days totaled 423 in the fourth quarter and 368 in the prior quarter while revenue days in the year-earlier quarter totaled 332.
Drilling Services Business
Revenue from our drilling services business was $50.3 million in the fourth quarter, an 18% increase from the prior quarter and a 64% increase from the year-earlier quarter.
Domestic drilling services rig utilization was 100% for both the fourth quarter and the prior quarter, up from 56% in the year-earlier quarter. Domestic drilling average revenues per day were $23,993 in the fourth quarter, up from $23,872 in the prior quarter and up from $22,225 in the year-earlier quarter. Domestic drilling average margin per day was $9,411 in the fourth quarter, up from $9,083 in the prior quarter and up from $8,044 in the year-earlier quarter driven by increasing dayrates and minimal operational downtime.
International drilling services rig utilization was 65% for the fourth quarter, up from 38% in the prior quarter and up from 24% in the year-earlier quarter. International drilling average revenues per day were $31,188, up from $26,159 in the prior quarter and up from $27,913 in the year-earlier quarter. International drilling average margin per day for the fourth quarter was $6,582, up from $2,777 in the prior quarter and up from $676 in the year-earlier quarter. In the fourth quarter, we achieved the highest level of utilization in Colombia since year-end 2014.
Currently, all 16 of our domestic drilling rigs are earning revenues, 14 of which are under term contracts, and six of our eight rigs in Colombia are earning revenue, resulting in current utilization of 92%.
Comments from our President and CEO
"Looking back at 2017, we took numerous steps to strengthen our business, make all of our service lines more competitive in the current environment, and further drive efficiencies to lower costs and increase profitability," said Wm. Stacy Locke, Pioneer President and Chief Executive Officer.
"Continuing our multi-year fleet transformation program, during 2017 we sold two less competitive domestic drilling rigs, 16 older wireline units and two smaller-diameter coiled tubing units. We also exchanged 20 older well servicing rigs for 20 new-model well servicing rigs, and took delivery of four new wireline units.
"We have taken delivery of two additional wireline units in 2018 and have ordered a third wireline unit and a new large-diameter coiled tubing unit to improve our positioning in the well-completion business that drove revenue growth throughout 2017. We will continue to evaluate additional, yet modest, accretive organic growth opportunities over the course of the year in all service lines; however, those decisions will be based on our ability to fund those opportunities through cash flow from operations or the sale of assets.
“Our continued focus on providing best-in-class service and performance in our core services: drilling, wireline, well servicing and coiled tubing; has positioned us well for the improved market conditions we see today. We are very encouraged by the sustained higher oil prices and the increased demand for our services.
“Our domestic and international drilling operations continue to perform at high levels. Our industry-leading domestic drilling average margins per day increased another 4% to $9,411 per day in the fourth quarter, as compared to the prior quarter. In Colombia, we expect to have seven of eight rigs working by the second quarter. The outlook in both domestic and international markets is very positive for 2018.
“In production services, activity remained strong in the fourth quarter, and we anticipate higher demand in 2018, as rig count and completion activity gradually increase. Higher demand will allow us to activate idled equipment and improve pricing in all three businesses in 2018. Throughout 2017, we used idle equipment to expand into new markets, and we will continue to seek new opportunities in 2018. In wireline services, we established a leadership position in three key markets. In coiled tubing services, we successfully established a new market position, which immediately contributed to the revenue growth in the fourth quarter. We also established a new market position in well servicing; however, 2017 remained somewhat sluggish for a majority of the year. So far in 2018, with higher oil prices, we see utilization increasing.
“Late in 2017, we closed on a new $175 million term loan and $75 million asset-based lending facility to replace our $150 million revolving credit facility. This transaction provides significant liquidity, relief from restrictive covenants, and extends our debt maturities, which will allow us to better participate in the gradually strengthening market," Mr. Locke said.

First Quarter 2018 Guidance
In the first quarter of 2018, revenue from our production services business segments is estimated to be up approximately 10% to 15% as compared to the fourth quarter of 2017. Margin from our production services business is estimated to be 24% to 26% of revenue in the first quarter. Domestic drilling services rig utilization in the first quarter is estimated to be 100% and generate average margins per day of approximately $9,400 to $9,700. International drilling services rig utilization is estimated to average 70% to 75%, and generate average margins per day of approximately $7,000 to $8,000.
Liquidity
In November 2017, we entered into a new $175 million term loan and a $75 million senior secured revolving asset-based lending facility. We used the proceeds from the term loan to, among other things, repay and retire the outstanding balance on our previous revolving credit facility.
Working capital at December 31, 2017 was $130.6 million, up from $48.0 million at December 31, 2016. Cash and cash equivalents were $73.6 million, up from $10.2 million at year-end 2016.
During 2017, we used $63.3 million of cash for the purchases of property and equipment and used $5.8 million in operating activities, primarily funded by $119.2 million of net borrowings (net of debt issuance costs), $12.6 million of proceeds from the sale of assets, as well as $3.3 million of insurance proceeds received from drilling rig and wireline unit damages.
Capital Expenditures
Cash capital expenditures during 2017 were $63.3 million, including capitalized interest. We estimate total cash capital expenditures for 2018 to be approximately $55 million, which includes approximately $40 million of routine capital expenditures and $15 million of discretionary spending for the purchase of one large-diameter coiled tubing unit and remaining payments on three wireline units, two of which were delivered in January, and additional drilling and production services equipment. As the year progresses, we will continue to evaluate additional discretionary spending as long as it can be funded by cash from operations or proceeds from sales of non-strategic assets.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately
10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until February 23rd. To access the replay, dial (201) 612-7415 and enter the pass code 13675319.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2017, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and loss on extinguishment of debt and the related tax benefit, valuation allowance adjustments on deferred tax assets and effect of change in tax rates. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
	(unaudited)			(audited)

Revenues	$126,287	$71,481	$117,281	$446,455	$277,076

Costs and expenses:
Operating costs	92,361	56,457	86,669	330,880	203,949
Depreciation and amortization	24,422	26,903	24,623	98,777	114,312
General and administrative	18,339	15,106	17,549	69,681	61,184
Bad debt expense	151	458	491	53	156
Impairment	1,107	8,553	—	1,902	12,815
Gain on dispositions of property and equipment, net	(1,357)	(1,472)	(1,159)	(3,608)	(1,892)
Total costs and expenses	135,023	106,005	128,173	497,685	390,524
Loss from operations	(8,736)	(34,524)	(10,892)	(51,230)	(113,448)

Other income (expense):
Interest expense, net of interest capitalized	(7,949)	(6,627)	(6,613)	(27,039)	(25,934)
Loss on extinguishment of debt	(1,476)	—	—	(1,476)	(299)
Other income (expense), net	200	(16)	295	424	558
Total other expense, net	(9,225)	(6,643)	(6,318)	(28,091)	(25,675)

Loss before income taxes	(17,961)	(41,167)	(17,210)	(79,321)	(139,123)
Income tax benefit	5,403	5,086	(17)	4,203	10,732
Net loss	$(12,558)	$(36,081)	$(17,227)	$(75,118)	$(128,391)

Loss per common share:
Basic	$(0.16)	$(0.53)	$(0.22)	$(0.97)	$(1.96)
Diluted	$(0.16)	$(0.53)	$(0.22)	$(0.97)	$(1.96)

Weighted-average number of shares outstanding:
Basic	77,552	67,530	77,552	77,390	65,452
Diluted	77,552	67,530	77,552	77,390	65,452

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$73,640	$10,194
Restricted cash	2,008	—
Receivables, net of allowance for doubtful accounts	113,005	72,123
Inventory	14,057	9,660
Assets held for sale	6,620	15,093
Prepaid expenses and other current assets	6,229	6,926
Total current assets	215,559	113,996

Net property and equipment	549,623	584,080
Other long-term assets	1,687	2,026
Total assets	$766,869	$700,102

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,538	$19,208
Deferred revenues	905	1,449
Accrued expenses	54,471	45,345
Total current liabilities	84,914	66,002

Long-term debt, less unamortized discount and debt issuance costs	461,665	339,473
Deferred income taxes	3,151	8,180
Other long-term liabilities	7,043	5,049
Total liabilities	556,773	418,704
Total shareholders’ equity	210,096	281,398
Total liabilities and shareholders’ equity	$766,869	$700,102

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
(audited)

	Year ended
	December 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(75,118)	$(128,391)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	98,777	114,312
Allowance for doubtful accounts, net of recoveries	53	156
Write-off of obsolete inventory	—	101
Gain on dispositions of property and equipment, net	(3,608)	(1,892)
Stock-based compensation expense	4,349	3,944
Amortization of debt issuance costs and discount	1,548	1,776
Loss on extinguishment of debt	1,476	299
Impairment	1,902	12,815
Deferred income taxes	(5,030)	(11,608)
Change in other long-term assets	(1)	662
Change in other long-term liabilities	1,994	478
Changes in current assets and liabilities	(32,159)	12,479
Net cash provided by (used in) operating activities	(5,817)	5,131

Cash flows from investing activities:
Purchases of property and equipment	(63,277)	(32,381)
Proceeds from sale of property and equipment	12,569	7,577
Proceeds from insurance recoveries	3,344	37
Net cash used in investing activities	(47,364)	(24,767)

Cash flows from financing activities:
Debt repayments	(120,000)	(71,000)
Proceeds from issuance of debt	245,500	22,000
Debt issuance costs	(6,332)	(819)
Proceeds from exercise of options	—	183
Proceeds from issuance of common stock, net of offering costs of $4,001	—	65,430
Purchase of treasury stock	(533)	(124)
Net cash provided by financing activities	118,635	15,670

Net increase (decrease) in cash, cash equivalents and restricted cash	65,454	(3,966)
Beginning cash, cash equivalents and restricted cash	10,194	14,160
Ending cash, cash equivalents and restricted cash	$75,648	$10,194

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousand)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Revenues:
Domestic drilling	$35,317	$25,781	$35,140	$129,276	$112,399
International drilling	14,970	4,829	7,403	41,349	6,808
Drilling services	50,287	30,610	42,543	170,625	119,207
Well servicing	18,403	16,848	19,103	77,257	71,491
Wireline services	45,253	19,153	46,085	163,716	67,419
Coiled tubing services	12,344	4,870	9,550	34,857	18,959
Production services	76,000	40,871	74,738	275,830	157,869
Consolidated revenues	$126,287	$71,481	$117,281	$446,455	$277,076

Operating costs:
Domestic drilling	$21,464	$16,450	$21,769	$83,122	$63,686
International drilling	11,811	4,712	6,617	31,994	9,465
Drilling services	33,275	21,162	28,386	115,116	73,151
Well servicing	13,246	13,203	13,988	56,379	53,208
Wireline services	36,430	16,599	35,692	128,137	57,634
Coiled tubing services	9,410	5,493	8,603	31,248	19,956
Production services	59,086	35,295	58,283	215,764	130,798
Consolidated operating costs	$92,361	$56,457	$86,669	$330,880	$203,949

Gross margin:
Domestic drilling	$13,853	$9,331	$13,371	$46,154	$48,713
International drilling	3,159	117	786	9,355	(2,657)
Drilling services	17,012	9,448	14,157	55,509	46,056
Well servicing	5,157	3,645	5,115	20,878	18,283
Wireline services	8,823	2,554	10,393	35,579	9,785
Coiled tubing services	2,934	(623)	947	3,609	(997)
Production services	16,914	5,576	16,455	60,066	27,071
Consolidated gross margin	$33,926	$15,024	$30,612	$115,575	$73,127

Consolidated:
Net loss	$(12,558)	$(36,081)	$(17,227)	$(75,118)	$(128,391)
Adjusted EBITDA (1)	$16,993	$916	$14,026	$49,873	$14,237

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 14.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016

Well servicing:
Average number of rigs	125	125	125	125	125
Utilization rate	40%	40%	43%	43%	41%
Rig hours	35,543	35,008	36,108	150,240	144,151
Average revenue per hour	$518	$481	$529	$514	$496

Wireline services:
Average number of units	117	114	117	115	122
Number of jobs	2,599	2,333	2,778	11,139	8,169
Average revenue per job	$17,412	$8,210	$16,589	$14,698	$8,253

Coiled tubing services:
Average number of units	14	17	14	16	17
Revenue days	423	332	368	1,529	1,352
Average revenue per day	$29,182	$14,669	$25,951	$22,797	$14,023

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Domestic drilling:
Average number of drilling rigs	16	23	16	16	23
Utilization rate	100%	56%	100%	95%	55%
Revenue days	1,472	1,160	1,472	5,524	4,628

Average revenues per day	$23,993	$22,225	$23,872	$23,403	$24,287
Average operating costs per day	14,582	14,181	14,789	15,047	13,761
Average margin per day	$9,411	$8,044	$9,083	$8,356	$10,526

International drilling:
Average number of drilling rigs	8	8	8	8	8
Utilization rate	65%	24%	38%	46%	7%
Revenue days	480	173	283	1,345	218

Average revenues per day	$31,188	$27,913	$26,159	$30,743	$31,229
Average operating costs per day	24,606	27,237	23,382	23,787	43,417
Average margin per day	$6,582	$676	$2,777	$6,956	$(12,188)

Drilling services business:
Average number of drilling rigs	24	31	24	24	31
Utilization rate	88%	48%	79%	78%	43%
Revenue days	1,952	1,333	1,755	6,869	4,846

Average revenues per day	$25,762	$22,963	$24,241	$24,840	$24,599
Average operating costs per day	17,047	15,875	16,174	16,759	15,095
Average margin per day	$8,715	$7,088	$8,067	$8,081	$9,504

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016

Net loss as reported	$(12,558)	$(36,081)	$(17,227)	$(75,118)	$(128,391)

Depreciation and amortization	24,422	26,903	24,623	98,777	114,312
Impairment	1,107	8,553	—	1,902	12,815
Interest expense	7,949	6,627	6,613	27,039	25,934
Loss on extinguishment of debt	1,476	—	—	1,476	299
Income tax benefit (expense)	(5,403)	(5,086)	17	(4,203)	(10,732)
Adjusted EBITDA(2)	16,993	916	14,026	49,873	14,237

General and administrative	18,339	15,106	17,549	69,681	61,184
Bad debt expense	151	458	491	53	156
Gain on dispositions of property and equipment, net	(1,357)	(1,472)	(1,159)	(3,608)	(1,892)
Other income	(200)	16	(295)	(424)	(558)
Consolidated gross margin	$33,926	$15,024	$30,612	$115,575	$73,127

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	December 31,		September 30,
	2017	2016	2017

Net loss as reported	$(12,558)	$(36,081)	$(17,227)
Impairment	1,107	8,553	—
Loss on extinguishment of debt	1,476	—	—
Tax benefit related to adjustments	(942)	(3,116)	—
Valuation allowance adjustments on deferred tax assets	(20,321)	7,552	5,894
Effect of change in tax rates	20,147	—	—
Adjusted net loss(3)	$(11,091)	$(23,092)	$(11,333)

Basic weighted average number of shares outstanding, as reported	77,552	67,530	77,552
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	77,552	67,530	77,552

Adjusted (diluted) EPS(4)	$(0.14)	$(0.34)	$(0.15)

Diluted EPS as reported	$(0.16)	$(0.53)	$(0.22)

(3)Adjusted net loss represents net loss as reported adjusted to exclude impairments and loss on extinguishment of debt and the related tax benefit, valuation allowance adjustments on deferred tax assets and effect of change in tax rates. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(4)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of February 16, 2018

Drilling Services Business Segments:

Domestic AC Rigs	16
International SCR Rigs	8
Total	24

Production Services Business Segments:

Well servicing rigs (by horsepower rating):
550 HP	113
600 HP	12
Total	125

Wireline services units:
Onshore	104
Offshore	4
Total	108

Coiled tubing services units:
Onshore	10
Offshore	4
Total	14